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                                                                    EXHIBIT 11.4

                             WEBLINK WIRELESS, INC.
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)

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
                                                         TWELVE MONTHS ENDED DECEMBER 31, 2000
                                                     ------------------------------------------------
                                                      NUMBER                PERCENT        EQUIVALENT
                                                     OF SHARES            OUTSTANDING        SHARES
                                                     ----------           -----------      ----------

COMMON STOCK
   From Founders' Stock                               2,300,000             100.00%         2,300,000
   Stock Options Exercised                            2,508,997              92.74%         2,326,910
   Preferred Stock Converted to Common Stock         15,310,943             100.00%        15,310,943
   1994 Common Stock Offerings                       11,242,857             100.00%        11,242,857
   1995 Common Stock Offerings                        4,323,874             100.00%         4,323,874
   1996 Common Stock Offering                         6,000,000             100.00%         6,000,000
   1999 Treasury Stock Transaction                       (6,588)            100.00%            (6,588)
   March 2000 Debt Swap                               3,789,715              81.15%         3,075,261
   Canadian Transaction                                 714,286              91.53%           653,786
   Employee Stock Purchase Plan Shares Issued           190,651              81.20%           154,817
   Warrants Exercised                                   134,737              98.18%           132,281
                                                     ----------                         -------------
                                                     46,509,472                            45,514,141

WEIGHTED AVERAGE SHARES OUTSTANDING                                                        45,514,141

NET LOSS                                                                                $(117,800,737)

NET LOSS PER SHARE                                                                      $       (2.59)
                                                                                        =============
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